Exhibit 99.2
FORM OF LETTER TO SHAREHOLDERS WHO ARE RECORD HOLDERS
AMPCO-PITTSBURGH CORPORATION
Units
Offered Pursuant to Subscription Rights
Distributed to Shareholders
of Ampco-Pittsburgh Corporation
   , 2020
Dear Shareholder:
Enclosed are materials relating to a rights offering by Ampco-Pittsburgh Corporation a Pennsylvania corporation (“we,” “us,” “our,” or the “Company”), including the Prospectus dated    , 2020 (the “Prospectus”). Please carefully review the Prospectus, which describes how you can participate in the rights offering. You will be able to exercise your subscription rights to purchase units (the “Units,” and each, a “Unit”), each unit consisting of     share of our Common Stock, par value $1.00 per share (the “Common Stock”) and a Series A warrant exercisable to acquire    shares of common stock at an exercise price of $    (the “Warrants,” and each, a “Warrant”), only during a limited period. Answers to some frequently asked questions about the rights offering can be found under the heading “Questions and Answers Relating to This Offering” in the Prospectus. Any prospective purchaser of Units pursuant to the exercise of the subscription rights should read the Prospectus, including without limitation the risk factors contained therein, prior to making any decision to invest in the Company.
In the rights offering, we are offering the rights to purchase an aggregate of up to     of Units, as described in the Prospectus. The subscription rights will expire if not exercised prior to 5:00 p.m., Eastern Time, on September 16, 2020 (as it may be extended, the “Expiration Date,” and such time, the “Expiration Time”).
As described in the Prospectus, you will receive one subscription right which entitles holders of Common Stock as of the record date of 5:00 p.m. (Eastern time) on August 17, 2020 (the “Record Date”), to a basic subscription right (a “Basic Subscription Right”), which entitles holders to purchase a number of Units equal to the number of shares of Common Stock held by that holder as of the Record Date and an over-subscription privilege (an “Over Subscription Privilege”) which will be exercisable only if holder exercises his Basic Subscription Right in full and will entitle holder to purchase additional Units for which other rights holders do not subscribe, subject to pro rata allocation of those additional Units to participating rights holders in proportion to the number of over-subscription privilege for which they subscribed.
To the extent the Unsubscribed Units are not sufficient to satisfy all of the properly exercised Over-Subscription Privilege, then the Unsubscribed Units will be allocated pro rata among rights holders who over-subscribe, based on the number of over-subscription units for which the rights holders have subscribed. Broadridge Corporate Issuer Solutions, Inc. (the “Subscription Agent”), which will act as the subscription agent in connection with this offering and which we refer to as the subscription agent, will determine the over-subscription allocation based on the formula described above.
You will be required to submit payment in full for all the Units you wish to buy in the rights offering. If you wish to maximize the number of Units you may purchase pursuant to your Over-Subscription Privilege, you will need to deliver payment in an amount equal to estimated subscription price for the maximum number of Units available to you, assuming that no shareholder other than you has purchased any Units pursuant to the Basic Subscription Rights and Over-Subscription Privilege. The Company will eliminate fractional Units resulting from the exercise of the Over-Subscription Privilege by rounding down to the nearest whole number, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the Subscription Agent will be promptly returned, without interest or deduction, after the expiration of this offering.
The Company can provide no assurances that you will actually be entitled to purchase the number of Units subscribed for pursuant to the exercise of your Over-Subscription Privilege in full at the expiration of the rights offering. The Company will not be able to satisfy your exercise of the Over-Subscription Privilege if all of our shareholders exercise their Basic Subscription Rights in full, and we will only honor an Over-Subscription Privilege to the extent sufficient Units are available following the exercise of Basic Subscription Rights.

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To the extent the aggregate price of the maximum number of Unsubscribed Units available to you pursuant to the Over-Subscription Right is less than the amount you actually paid in connection with the exercise of the Over-Subscription Right, you will be allocated only the number of Unsubscribed Units available to you as soon as practicable after the Expiration Time, and your excess subscription payment received by the Subscription Agent will be returned, without interest, as soon as practicable.

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To the extent the amount you actually paid in connection with the exercise of the Over-Subscription Right is less than the aggregate price of the maximum number of Unsubscribed Units available to you pursuant to the Over-Subscription Right; you will be allocated the number of Unsubscribed Units for which you actually paid in connection with the Over-Subscription Right. See the discussion under the heading “The Rights Offering —Over-Subscription Privilege” in the Prospectus.

You are not required to exercise any or all of your Subscription Rights. If you do not exercise your Subscription Rights and the rights offering is completed, the number of shares of our Common Stock you own will not change but your percentage ownership of our total outstanding voting stock may decrease because shares may be purchased by other shareholders in the rights offering. Your percentage ownership of our voting stock may also decrease if you do not exercise your Subscription Right in full. Please see the discussion of risk factors related to the rights offering, including dilution, under the heading “Risk Factors — “Your interest in our company may be diluted as a result of this offering” in the Prospectus.
The Subscription Rights will be evidenced by a Non-Transferable Subscription Rights Certificate issued to shareholders of record and will cease to have any value after the Expiration Time.
Enclosed are copies of the following documents:
1.	Prospectus;
2.	Non-Transferable Subscription Rights Certificate;
3.	Instructions as to Use of Ampco-Pittsburgh Corporation Non-Transferable Subscription Rights Certificates; and
4.	A return envelope addressed to Broadridge Corporate Issuer Solutions, Inc., the Subscription Agent.
Your prompt action is requested. To exercise the Subscription Rights, as indicated in the Prospectus, you should deliver to the Subscription Agent the properly completed and signed Non-Transferable Subscription Rights Certificate with payment of the Subscription Price in full for each Unit subscribed for pursuant to the Subscription Right. The Subscription Agent must receive the Non-Transferable Subscription Rights Certificate with payment of the Subscription Price prior to the Expiration Time. If you send your Non-Transferable Subscription Rights Certificate(s) and Subscription Price payment by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. We will not be required to sell Units to you if the Subscription Agent receives your Non-Transferable Subscription Rights Certificate or your subscription payment after that time, regardless of when the Non-Transferable Subscription Rights Certificate and subscription payment were sent. See the discussion under the heading “The Rights Offering—Expiration of Offer” in the Prospectus.
Once you have exercised your Subscription Rights, such exercise may not be revoked, even if you later learn information that you consider to be unfavorable to the exercise of your Subscription Rights.
Additional copies of the enclosed materials may be obtained from D.F. King the Information Agent for this rights offering, by calling (212) 269-5550 (bankers and brokers) OR (800) 290-6432 (all others). Any questions or requests for assistance concerning the rights offering should be directed to the Information Agent.
Very truly yours,

Ampco-Pittsburgh Corporation
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